CERTIFICATE OF FORMATION OF SPRUCE POWER HOLDING CORPORATION ______________________________________ Spruce Power Holding Corporation, a Texas corporation (the “Corporation”), organized and existing under provisions of the Texas Business Organizations Code (as amended, the “TBOC”), does hereby certify as follows: A. Spruce Power Holding Corporation (formerly known as XL Fleet Corp. and originally incorporated as Pivotal Investment Corporation II), a Delaware corporation (the “Delaware Corporation”), with its principal place of business at 820 Gessner Rd, Suite 500, Houston, Texas was originally incorporated on March 20, 2019. B. The Delaware Corporation was converted into a corporation incorporated under the laws of the State of Texas under the name “Spruce Power Holding Corporation” on October 30, 2026, pursuant to a plan of conversion, under which the Delaware Corporation converted to the Corporation. ARTICLE I ENTITY NAME AND TYPE The name of the Corporation is Spruce Power Holding Corporation and the Corporation is a for- profit business corporation. ARTICLE II REGISTERED OFFICE AND AGENT The address of the registered office of the Corporation in the State of Texas is 211 E. 7th Street, Suite 620, Austin, Texas 78701. The name of its registered agent at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company. The initial mailing address of the Corporation is 820 Gessner Rd, Suite 500, Houston, Texas. ARTICLE III PURPOSE The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC or any applicable successor act thereto, as the same may be amended from time to time. ARTICLE IV CAPITAL STOCK Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is three hundred fifty one million (351,000,000) shares, consisting of (i) three hundred fifty million (350,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) one million (1,000,000) shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”). Section 4.2 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority in

Page 2 voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), irrespective of the provisions of Section 2.364(d) of the TBOC, voting together as a single class, except as may be required by the TBOC, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.3 of this ARTICLE IV. Section 4.3 Preferred Stock. (a) The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance duly adopted by the Board of Directors of the Corporation (the “Board”), and authority to do so is hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certificate of designations filed pursuant to the TBOC (any such certificate, a “Preferred Stock Designation”) the number of shares to be included in each such series and the designation, powers, preferences, and relative participation, optional or other rights, if any, of the shares of each such series and the qualifications, limitations, and restrictions thereof, if any, of any wholly unissued series of Preferred Stock. The authority of the Board with respect to each series shall include, but shall not be limited to and shall not require (unless otherwise required by applicable law), determination of the following: (1) the designation of the series, which may be by distinguishing number, letter or title; (2) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding); (3) the dates, amounts, rates or methodology of calculation at which dividends, if any, will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative, partially cumulative or noncumulative; (4) the redemption rights and price or prices, if any, for shares of the series, and whether the shares are redeemable; (5) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series; (6) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (7) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices, rate or rates or assets exchangeable therefor, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

Page 3 (8) restrictions on the issuance of shares of the same series or any other class or series; (9) the voting rights, if any, of the holders of shares of the series; and (10) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. (b) The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this certificate of formation (as it may be amended from time to time, including by any Preferred Stock Designation and the terms thereof, this “Certificate of Formation”) or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. If no shares of a series of Preferred Stock are outstanding, the Board may delete by resolution such series and any reference to such series in this Certificate of Formation. Section 4.4 Common Stock. (a) Ranking. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series. (b) Voting. (1) Each holder of shares of Common Stock shall be entitled to one vote for each such share of Common Stock held upon each matter properly submitted to a vote of the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise provided by law or this Certificate of Formation, and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders. (2) Notwithstanding any other provision of this Certificate of Formation to the contrary, except as otherwise required by law, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation (including the adoption or amendment of any Preferred Stock Designation) that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or

Page 4 more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including, without limitation, any Preferred Stock Designation) or pursuant to the TBOC. (3) To the maximum extent permitted by applicable law, but subject to the rights, if any, of the holders of Preferred Stock as specified in this Certificate of Formation (including, without limitation, any Preferred Stock Designation), and further except as may be otherwise provided in this Certificate of Formation, the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote on the matter shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any of the following actions that are recommended to shareholders by the Board and for which applicable law requires a shareholder vote: (i) any disposition or sale of all or substantially all of the Corporation’s assets, (ii) any plan of merger, consolidation or exchange, (iii) any dissolution of the Corporation, (iv) any amendment of the Certificate of Formation (other than as set forth in ARTICLE VIII) or (v) any other “fundamental business transaction” as defined in the TBOC. (c) Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Section 4.5 No Preemptive Rights. No share of Common Stock or Preferred Stock shall entitle any holder thereof to any preemptive or preferential right to purchase or subscribe for (i) any shares of any class or series of stock of the Corporation, whether now or hereafter authorized, or (ii) any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such shareholder. The Board may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation. ARTICLE V BOARD OF DIRECTORS Section 5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. Section 5.2 Number of Directors; Initial Directors; Election; Term. (a) The number of directors constituting the initial Board is seven (7) and their names and addresses are as follows: Name Address Christopher Hayes 820 Gessner Rd., Suite 500, Houston, Texas 77024 Eric Tech 820 Gessner Rd., Suite 500, Houston, Texas 77024

Page 5 Shawn Kravetz 820 Gessner Rd., Suite 500, Houston, Texas 77024 Jonathan J. Ledecky 820 Gessner Rd., Suite 500, Houston, Texas 77024 John P. Miller 820 Gessner Rd., Suite 500, Houston, Texas 77024 Jack Howard 820 Gessner Rd., Suite 500, Houston, Texas 77024 Benjamin Rosenzweig 820 Gessner Rd., Suite 500, Houston, Texas 77024 (b) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as may be set forth in any Preferred Stock Designation, the total number of authorized directors constituting the Board shall be fixed solely by resolution of the Board. (c) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors as may be set forth in any Preferred Stock Designation, the Board shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the 2027 annual meeting of stockholders, the directors in Class B shall be elected for a term expiring at the 2028 annual meeting of stockholders and the directors in Class C shall be elected for a term expiring at the 2029 annual meeting of stockholders. The Board is authorized to assign members of the Board already in office to such classes upon the classification of the Board. Commencing at the 2027 annual meeting of stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the TBOC may otherwise require, newly created directorships and any vacancies in the Board (including unfilled vacancies resulting from the removal of directors for cause) may be filled by the vote of a majority of the remaining directors in office, although less than a quorum, or by the sole remaining director. Each director shall serve until the expiration of his or her term of office and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the class of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director. (d) Elections of directors of the Corporation need not be by written ballot unless the Bylaws of the Corporation so provide. (e) No shareholder will be permitted to cumulate votes for the election of directors of the Corporation or for any other purpose. Section 5.3 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election or removal of directors, any director or the entire Board may be removed at any time only for cause, at a meeting called for that purpose,by the affirmative vote of the holders of at least seventy- five percent (75%) of the voting power of the outstanding shares of Voting Stock, voting together as a single class. Section 5.4 Amendments to the Bylaws. (a) In furtherance and not in limitation of the powers conferred by statute, the Board is hereby expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation without the assent or vote of the shareholders.

Page 6 (b) In addition to any other vote required by this Certificate of Formation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of Voting Stock, voting as a single class, shall be required for the shareholders to adopt, amend or repeal any provision of the bylaws of the Corporation; provided, however, that if the Board recommends that shareholders approve such adoption, amendment or repeal, such adoption, amendment or repeal shall require the affirmative vote of the holders of the majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. ARTICLE VI ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS Section 6.1 Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by all holders of the outstanding shares of stock of the Corporation entitled to vote on such matter. Any such action taken by written consent shall be delivered to the Corporation at its principal office. Section 6.2 Advance Notice. Advance notice of shareholder nominations for election of directors and other business to be brought by shareholders at any meeting of shareholders of the Corporation shall be given in the manner provided in the Bylaws. Section 6.3 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only (a) by one or more record shareholders representing ownership of at least fifty percent (50%) of the outstanding shares of stock entitled to vote at such special meeting and who have complied with the requirements set forth in the Bylaws or (b) by the Board, the Chairman of the Board, the Chief Executive Officer, or (to the extent required by the TBOC) the President of the Corporation. A special meeting of shareholders may not be called by any other person. The Board may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders. ARTICLE VII LIMITATION ON LIABILITY; INDEMNIFICATION Section 7.1 Limitation on Liability. (a) To the fullest extent permitted by the TBOC and applicable law, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such person’s capacity as a director or officer, except to the extent the director of officer is found liable under applicable law for: (i) any breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty to the Corporation or involve intentional misconduct or a knowing violation of law, (iii) any transaction from which such person derived any improper benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties or (iv) an act or omission for which the liability of such person is expressly provided for by an applicable statute. If the TBOC is amended after the filing of this Certificate of Formation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. (b) Any repeal or amendment of this Section 7.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation

Page 7 inconsistent with this Section 7.1 shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision. The provisions of this Section 7.1 shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Section 7.1. Section 7.2 Indemnification. (a) To the fullest extent permitted by the TBOC and applicable law, as it presently exists or may hereafter be amended from time to time, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemnification) through the Bylaws, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise. (b) Neither any amendment nor repeal of this Section 7.2, nor the adoption of any provision of this Certificate of Formation inconsistent with this Section 7.2, shall eliminate or reduce the effect of this Section 7.2 in respect of any matter occurring, or any action or proceeding accruing or arising that, but for this Section 7.2, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. ARTICLE VIII AMENDMENT The Corporation reserves the right to restate, amend, alter, change, or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock) in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE VIII. Notwithstanding any other provision of this Certificate of Formation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of this Certificate of Formation inconsistent with the purpose and intent of, Section 4.3 of ARTICLE IV, ARTICLE V, Section 6.3 of ARTICLE VI, ARTICLE VII, and this ARTICLE VIII (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article). ARTICLE IX SHAREHOLDER PROPOSALS AND DERIVATIVE PROCEEDINGS (a) The Corporation affirmatively elects to be governed by Section 21.419 of the TBOC and any successor provision thereto. During any time that the Corporation has its Common Stock listed on a national securities exchange (as defined in Section 1.002(55-a) of the TBOC) or has 500 or more shareholders, no shareholder (as defined in Section 21.551(2) of the TBOC) of the Corporation may institute or maintain a derivative proceeding in the right of the Corporation unless such shareholder, at the time the derivative proceeding is instituted, holds at least 3% of the outstanding shares of the Corporation. (b) The Corporation affirmatively elects to be governed by Section 21.373 of the TBOC during any time that (i) the Corporation’s principal office is located in the State of Texas or (ii) the

Page 8 Corporation is admitted to listing on a stock exchange that (A) has its principal office in the State of Texas and (B) has received approval by the securities commissioner of the State of Texas under Subchapter C, Chapter 4005, Government Code of the State of Texas. ARTICLE X WAIVER OF JURY TRIAL TO THE FULLEST EXTENT PERMITTED BY THE TBOC AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME, EACH SHAREHOLDER, EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY STOCK OF THE CORPORATION AND EACH OTHER PERSON WHO IS BOUND BY THE CERTIFICATE OF FORMATION IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. IF THE TBOC IS AMENDED AFTER THE EFFECTIVE DATE HEREOF TO AUTHORIZE THE INCLUSION OF ADDITIONAL PERSONS OR CLAIMS UNDER SUCH IRREVOCABLE WAIVER, THEN THE IRREVOCABLE WAIVER OF ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY INTERNAL ENTITY CLAIM SHALL BE EXPANDED TO THE FULLEST EXTENT PERMITTED BY THE TBOC, AS SO AMENDED. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF CAPITAL STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE NOTICE OF, AND KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, THE WAIVER PROVISIONS OF THIS ARTICLE X. ARTICLE XI TRANSFER AND OWNERSHIP RESTRICTIONS Section 11.1 Definitions. As used in this ARTICLE XI, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treas. Reg. § 1.382-2T shall include any successor provisions): (a) “4.9-percent Transaction” means any Transfer described in clause (a) or (b) of Section 11.2 of this ARTICLE XI. (b) “4.9-percent Shareholder” means a Person or group of Persons that is a “5- percent stockholder” of the Corporation pursuant to Treas. Reg. § 1.382-2T(g), as applied by replacing “5- percent” with “4.9-percent” and “five percent” with “4.9 percent,” where applicable. (c) “Agent” has the meaning set forth in Section 11.5 of this ARTICLE XI. (d) A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own” and have “Beneficial Ownership” of any securities (that are as such, “Beneficially Owned”) that such Person actually owns, directly or indirectly, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Code and the Treasury Regulations thereunder, including, for the avoidance of doubt, any ownership whereby a Person owns Common Stock pursuant to a “coordinated acquisition” treated as a single “entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or such shares are otherwise aggregated with Common Stock owned by such Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations thereunder. Notwithstanding the foregoing, a Person shall be deemed to Beneficially Own any Common Stock issuable or issued upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, that are in existence on the date hereof. (e) “Code” means the United States Internal Revenue Code of 1986, as amended.

Page 9 (f) “Corporation Security” or “Corporation Securities” means (i) any Stock, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in § 1504(a)(4) of the Code), and (iii) warrants, rights, or options (including options within the meaning of Treas. Reg. § 1.382-2T(h)(4)(v) or Treas. Reg. § 1.382-4(d)(9)) to purchase securities of the Corporation. (g) “Effective Date” means the date of filing of this Certificate of Formation of the Corporation with the Secretary of State of the State of Texas. (h) “Excess Securities” has the meaning set forth in Section 11.4 of this ARTICLE XI. (i) “Expiration Date” means the earliest of (i) the close of business on the date that is the third anniversary of the Effective Date, (ii) the repeal of Section 382 of the Code or any successor statute if the Board determines that this ARTICLE XI is no longer necessary or desirable for the preservation of Tax Benefits, (iii) the close of business on the first day of a taxable year of the Corporation as to which the Board determines that no Tax Benefits may be carried forward, and (iv) such date as the Board shall fix in accordance with Section 11.12 of this ARTICLE XI. (j) “Percentage Share Ownership” means the percentage of Stock Beneficially Owned by any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with Treas. Reg. § 1.382-2T(g), (h), (j) and (k) and Treas. Reg. § 1.382-4, or any successor provisions and other pertinent Internal Revenue Service guidance and shall include (x) any direct, indirect and constructive ownership of Stock as determined under the provisions of Section 382 of the Code and the Treasury Regulations thereunder and (y) any ownership whereby a Person owns Stock pursuant to a “coordinated acquisition” treated as a single “entity” as defined in Treas. Reg. § 1.382 3(a)(1), or such Stock is otherwise aggregated with Stock owned by such Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations thereunder. (k) “Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treas. Reg. § 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treas. Reg. § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group. (l) “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee. (m) “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this ARTICLE XI. (n) “Public Group” has the meaning set forth in Treas. Reg. § 1.382-2T(f)(13). (o) “Purported Transferee” has the meaning set forth in Section 11.4 of this ARTICLE XI. (p) “Remedial Holder” has the meaning set forth in Section 11.7 of this ARTICLE XI. (q) “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treas. Reg. § 1.382-2T(f)(18). (r) “Subsidiary” means, with reference to any Person, any other Person of which (i) a majority of the voting power of the voting securities or equity interests is Beneficially Owned, directly or indirectly, by such first-mentioned Person or otherwise controlled by such first-mentioned Person or (ii) an amount of voting securities or equity interests sufficient to elect at least a majority of the directors (or other Persons similarly responsible for the direction of the business and affairs of such other Person) of such

Page 10 other Person is Beneficially Owned, directly or indirectly, by such first-mentioned Person, or otherwise controlled by such first-mentioned Person. (s) “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards, foreign tax credit carryforwards, disallowed net business interest expense carryforwards under Section 163(j), any credits under Section 53, and any other item that may reduce or result in any credit against any income taxes owed by the Corporation or any of its subsidiaries or refundable credits, including, but not limited to, any item subject to limitation under Section 382 or Section 383 of the Code and the Treasury Regulations promulgated thereunder, and any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated thereunder, of the Corporation and any of its Subsidiaries. (t) “Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, event or occurrence or other action taken by a Person, other than the Corporation, that alters the Percentage Share Ownership of any Person or group, including a transfer by gift or by operation of law. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treas. Reg. § 1.382-4(d)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation. (u) “Transferee” means any Person to whom Corporation Securities are Transferred. (v) “Treasury Regulations” or “Treas. Reg.” means the regulations, including temporary regulations or any successor regulations, promulgated under the Code, as amended from time to time. Section 11.2 Transfer and Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or Persons would become a 4.9- percent Shareholder or (b) the Percentage Share Ownership in the Corporation of any 4.9-percent Shareholder would be increased. The prior sentence is not intended to prevent Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transaction in Corporation Securities entered into through the facilities of a national securities exchange; provided, however, that the Corporation Securities and parties involved in such transaction shall remain subject to the provisions of this ARTICLE XI in respect of such transaction. Section 11.3 Exceptions. (a) Notwithstanding anything to the contrary herein, Transfers to a Public Group shall be permitted. (b) The restrictions set forth in Section 11.2 of this ARTICLE XI shall not apply to an attempted Transfer that is a 4.9-percent Transaction if the transferor or the Transferee obtains the written approval of the Board or a duly authorized committee thereof. Notwithstanding the effect of approval on the Tax Benefits, the Board may grant its approval in whole or in part with respect to such Transfer and may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer and the Board may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel selected by the Board that the Transfer shall not result in a limitation on the use of the Tax Benefits as a result of the application of Section 382 of the Code. Approvals of the Board hereunder may be given prospectively or retroactively. The Board, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE XI through duly authorized officers or agents of the

Page 11 Corporation. Nothing in this Section 11.3 of this ARTICLE XI shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law. Section 11.4 Excess Securities. (a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled, with respect to such Excess Securities, to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 11.5 of this ARTICLE XI or until an approval is obtained under Section 11.3 of this ARTICLE XI. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities so acquired shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 11.4 or Section 11.5 of this ARTICLE XI shall also be a Prohibited Transfer. (b) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board to be necessary or advisable to implement this ARTICLE XI, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Stock and other evidence that a Transfer will not be prohibited by this ARTICLE XI as a condition to registering any transfer. Section 11.5 Transfer to Agent. If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer, then, upon written demand by the Corporation sent within thirty days of the date on which the Board determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate (if any), book-entry entitlement, book-entry position or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 11.6 of this ARTICLE XI if the Agent rather than the Purported Transferee had resold the Excess Securities. Section 11.6 Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with

Page 12 any Prohibited Distributions, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount (or fair market value) shall be determined at the discretion of the Board; and (iii) third, any remaining amounts shall be paid to one or more organizations selected by the Board which are described under Section 501(c)(3) of the Code (or any comparable successor provision) and contributions to which are eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2552 of the Code. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 11.6 of this ARTICLE XI. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 11.6 of this ARTICLE XI inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder. Section 11.7 Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer that does not involve a transfer of Corporation Securities within the meaning of the TBOC but that would cause a 4.9-percent Shareholder to violate a restriction on Transfers provided for in this ARTICLE XI, the application of Sections 11.5 and 11.6 of this ARTICLE XI shall be modified as described in this Section 11.7 of this ARTICLE XI. In such case, no such 4.9-percent Shareholder shall be required to dispose of any interest that is not a Corporation Security, but such 4.9-percent Shareholder and/or any Person whose ownership of Corporation Securities is attributed to such 4.9-percent Shareholder (such 4.9-percent Shareholder or other Person, a “Remedial Holder”) shall be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-percent Shareholder, following such disposition, not to be in violation of this ARTICLE XI. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 11.5 and 11.6 of this ARTICLE XI, except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. A Remedial Holder shall not be entitled, with respect to such Excess Securities, to any rights of shareholders of the Corporation, including, without limitation, the right to vote such Excess Securities or to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, following the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such 4.9-percent Shareholder or such other Person. The purpose of this Section 11.7 of this ARTICLE XI is to extend the restrictions in Sections 11.2 and 11.5 of this ARTICLE XI to situations in which there is a 4.9-percent Transaction without a direct Transfer of Corporation Securities, and this Section 11.7 of this ARTICLE XI, along with the other provisions of this ARTICLE XI, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities. Section 11.8 Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof, in either case, with any Prohibited Distributions, to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 11.5 of this ARTICLE XI (whether or not made within the time specified in Section 11.5 of this ARTICLE XI), then the Corporation may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 11.8 of this ARTICLE XI shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this ARTICLE XI being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of

Page 13 the Corporation to act within the time periods set forth in Section 11.5 of this ARTICLE XI to constitute a waiver or loss of any right of the Corporation under this ARTICLE XI. The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this ARTICLE XI. Section 11.9 Liability. To the fullest extent permitted by law, any shareholder subject to the provisions of this ARTICLE XI who knowingly violates the provisions of this ARTICLE XI and any Persons controlling, controlled by or under common control with such shareholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation. Section 11.10 Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this ARTICLE XI or the status of the Tax Benefits of the Corporation. Section 11.11 Legends. The Board may require that any certificates issued by the Corporation (if any) and/or any notices, statements or other writing delivered in connection with uncertificated book-entry shares (including book-entry entitlements or book-entry positions), in each case evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this ARTICLE XI bear the following legend: “THE CERTIFICATE OF FORMATION OF THE COMPANY CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF FORMATION) OF STOCK OF THE COMPANY (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE COMPANY (THE ‘BOARD’) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE ‘CODE’) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A 4.9-PERCENT SHAREHOLDER (AS DEFINED IN THE CERTIFICATE OF FORMATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF FORMATION) TO THE COMPANY’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE COMPANY WITHIN THE MEANING OF THE TEXAS BUSINESS ORGANIZATIONS CODE (‘SECURITIES’) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES THAT VIOLATE THE TRANSFER RESTRICTIONS WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF FORMATION TO CAUSE THE 4.9-PERCENT SHAREHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF SHARES SUBJECT TO THIS ARTICLE XI A COPY OF THE CERTIFICATE OF FORMATION CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.” The Board may also require that any certificates issued by the Corporation (if any) and/or any notices, statements or other writing delivered in connection with uncertificated book-entry shares (including book-entry entitlements or book-entry positions), in each case evidencing ownership of shares of Stock that

Page 14 are subject to conditions imposed by the Board under Section 11.3 of this ARTICLE XI also bear a conspicuous legend referencing the applicable restrictions. Section 11.12 Authority of Board. (a) The Board shall have the power to determine all matters necessary for assessing compliance with this ARTICLE XI, including, without limitation, (1) the identification of 4.9-percent Shareholders, (2) whether a Transfer is a 4.9-percent Transaction or a Prohibited Transfer, (3) the Percentage Share Ownership in the Corporation of any 4.9-percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) whether it shall grant an exception in accordance with Section 11.3 of this ARTICLE XI, (6) the amount (or fair market value) due to a Purported Transferee pursuant to Section 11.6 of this ARTICLE XI, and (7) any other matters which the Board determines to be relevant; and the good faith determination of the Board on such matters shall be conclusive and binding for all the purposes of this ARTICLE XI. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this ARTICLE XI for purposes of determining whether any Transfer of Corporation Securities would jeopardize or endanger the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this ARTICLE XI. (b) Nothing contained in this ARTICLE XI shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its shareholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board may, by adopting a written resolution, (1) accelerate the Expiration Date, (2) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this ARTICLE XI, (3) modify the definitions of any terms set forth in this ARTICLE XI or (4) modify the terms of this ARTICLE XI as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Shareholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate. (c) In the case of an ambiguity in the application of any of the provisions of this ARTICLE XI, including any definition used herein, the Board shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this ARTICLE XI requires an action by the Board but fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ARTICLE XI. All such actions, calculations, interpretations and determinations which are done or made by the Board in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this ARTICLE XI. The Board may delegate all or any portion of its duties and powers under this ARTICLE XI to a committee of the Board as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE XI through duly authorized officers or agents of the Corporation. Nothing in this ARTICLE XI shall be construed to limit or restrict the Board in its exercise of its fiduciary duties under applicable law. Section 11.13 Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer

Page 15 agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this ARTICLE XI. The members of the Board shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by, any shareholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities. Section 11.14 Benefits of This ARTICLE XI. Nothing in this ARTICLE XI shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this ARTICLE XI. This ARTICLE XI shall be for the sole and exclusive benefit of the Corporation and the Agent. Section 11.15 Severability. The purpose of this ARTICLE XI is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this ARTICLE XI or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE XI. Section 11.16 Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this ARTICLE XI, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence. [Signature Page Follows]

Page 16 IN WITNESS WHEREOF, this Certificate of Formation has been executed by a duly authorized officer of this Corporation on this 30th day of October 2026. Spruce Power Holding Corporation, a Texas corporation By: /s/ Chris Hayes Name: Chris Hayes Title: Chief Executive Officer